As filed with the Securities and Exchange Commission on February 9, 2010

Registration No. 333-164432

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JinkoSolar Holding Co., Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	3674	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Jingke Road,

Shangrao Economic Development Zone

Jiangxi Province, 334100

People’s Republic of China

(86-793) 846-9699

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 664-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Clemens Baker & McKenzie LLP Suite 3401, China World Tower 2 China World Trade Center 1 Jianguomenwai Avenue Beijing 100004, People’s Republic of China (86-10) 6535-3971	Leiming Chen Simpson Thacher & Bartlett LLP ICBC Tower, 35th Floor 3 Garden Road Central, Hong Kong (852) 2514-7600

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 8.4 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the cover page, this explanatory note and Part II of the registration statement.

PART II

Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers

Cayman Islands law.    Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Memorandum and Articles of Association.    Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through dishonesty, fraud or their own willful neglect or default.

Indemnification Agreements.    Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.29 and Exhibit 10.30 to this Registration Statement, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

SEC Position.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to the underwriting agreement for this offering, the form of which is filed as Exhibit 1.1 to this Registration Statement, the underwriters will agree to indemnify our directors and officers and persons controlling us, within the meaning of the Securities Act, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 7. Recent Sales of Unregistered Securities

As of the date hereof, we have issued the following securities. No underwriters were employed in any of these transactions. We believe that all of these sales were exempt from the Securities Act as transactions by an issuer not involving a public offering or pursuant to Regulation S promulgated under the Securities Act as sales by an issuer in offshore transactions.

Purchaser	Date of Issuance		Number of Securities		Title of Securities	Consideration
Xiande Li	December 16, 2008	(1)	25,000,000	(1)	ordinary shares	500,000 ordinary shares in Paker, par value HK$0.001 per share
Kangping Chen	December 16, 2008	(1)	15,000,000	(1)	ordinary shares	300,000 ordinary shares in Paker, par value HK$0.001 per share
Xianhua Li	December 16, 2008	(1)	10,000,000	(1)	ordinary shares	200,000 ordinary shares in Paker, par value HK$0.001 per share
Wealth Plan Investments Limited	December 16, 2008	(1)	14,629		ordinary shares	14,629 ordinary shares in Paker, par value HK$0.001 per share
Flagship	December 16, 2008	(1)	67,263		Series A redeemable convertible preferred shares	67,263 Series A redeemable convertible preferred shares issued by Paker at price of US$223.005 per share

Purchaser	Date of Issuance		Number of Securities	Title of Securities	Consideration
Everbest	December 16, 2008	(1)	40,240	Series A redeemable convertible preferred shares	40,240 Series A redeemable convertible preferred shares issued by Paker at price of US$223.658 per share
SCGC	December 16, 2008		55,811	Series B redeemable convertible preferred shares	55,811 Series B redeemable convertible preferred shares issued by Paker at price of US$236.513 per share
CIVC	December 16, 2008		21,140	Series B redeemable convertible preferred shares	21,140 Series B redeemable convertible preferred shares issued by Paker at price of US$236.513 per share
Pitango	December 16, 2008		29,597	Series B redeemable convertible preferred shares	29,597 Series B redeemable convertible preferred shares issued by Paker at price of US$236.513 per share
TDR	December 16, 2008		12,684	Series B redeemable convertible preferred shares	12,684 Series B redeemable convertible preferred shares issued by Paker at price of US$236.513 per share
New Goldensea	December 16, 2008		29,597	Series B redeemable convertible preferred shares	29,597 Series B redeemable convertible preferred shares issued by Paker at price of US$236.513 per share

(1)	On December 4, 2007, Offshore Incorporation (Cayman) Limited transferred all the equity interest of Greencastle to Wholly Globe, which is owned by Brilliant, Yale Pride and Peaky. Brilliant is owned by Xiande Li, Yale Pride is owned by Kangping Chen and Peaky is owned by Xianhua Li. On October 17, 2008, Wholly Globe distributed 25,000, 15,000 and 10,000 ordinary shares of Greencastle to Brilliant, Yale Pride and Peaky, respectively. On October 21, 2008, Greencastle changed its name to JinkoSolar Holding Co., Ltd. On December 16, 2008, we repurchased 24,999, 14,999, and 9,999 ordinary shares from Brilliant, Yale Pride and Peaky, respectively and reduced our share capital from US$50,000 before the repurchase to US$10,000. Subsequently, we subdivided our share capital into 10,000,000 shares, consisting of 9,743,668 ordinary shares, 107,503 series A redeemable convertible preferred shares and 148,829 series B redeemable convertible preferred shares, each at par value of US$0.001 per share. As a result of the share subdivision, each share held by Brilliant, Yale Pride and Peaky was subdivided into 1,000 ordinary shares at par value of US$0.001 per share. On December 16, 2008, we issued 499,000, 299,000 and 199,000 ordinary shares to Xiande Li, Kangping Chen and Xianhua Li in exchange for 500,000 ordinary shares, 300,000 ordinary shares and 200,000 ordinary shares in Paker respectively.

The references to numbers of shares, price per share, earnings per share and par value per share in this Item 7 have not been adjusted to give effect to the 2009 Share Split implemented on September 15, 2009 with the result of each share becoming 50 shares of the same class.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in

Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shangrao on February 9, 2010.

JINKOSOLAR HOLDING CO., LTD.

By:	/s/ Kangping Chen
Name:	Kangping Chen
Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Kangping Chen and Longgen Zhang, and each of them singly, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Xiande Li Name: Xiande Li	Chairman	February 9, 2010

/s/ Kangping Chen Name: Kangping Chen	Director and Chief Executive Officer (principal executive officer)	February 9, 2010

/s/ Xianhua Li Name: Xianhua Li	Director and Vice President	February 9, 2010

/s/ Longgen Zhang Name: Longgen Zhang	Chief Financial Officer (principal financial and accounting officer)	February 9, 2010

/s/ Wing Keong Siew Name: Wing Keong Siew	Director	February 9, 2010

/s/ Haitao Jin Name: Haitao Jin	Director	February 9, 2010

/s/ Zibin Li Name: Zibin Li	Director	February 9, 2010

/s/ Steven Markscheid Name: Steven Markscheid	Director	February 9, 2010

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant has signed this registration statement or amendment thereto in Newark, Delaware, on February 9, 2010.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement

3.1**	Second Amended and Restated Memorandum and Articles of Association, as currently in effect

3.2**	Form of the Memorandum and Articles of Association conditionally approved by the company to become effective on closing of the offering

4.1**	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2**	Registrant’s Specimen Certificate for Shares

4.3**	Form of Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts

4.4**	Shareholders Agreement among Paker Technology Limited, Xiande Li, Kangping Chen, Xianhua Li, Wealth Plan Investments Limited, Jiangxi Kinko Energy Co., Ltd., Flagship Desun Shares Co., Limited and Everbest International Capital Limited dated May 30, 2008

4.5**	Series A Preferred Share Purchase Agreement among Paker Technology Limited, Xiande Li, Kangping Chen, Xianhua Li, Jiangxi Kinko Energy Co., Ltd. and Flagship Desun Shares Co., Limited dated May 8, 2008, amended on May 19, 2008 and September 18, 2008

4.6**	Series A Preferred Share Purchase Agreement among Paker Technology Limited, Xiande Li, Kangping Chen, Xianhua Li, Jiangxi Kinko Energy Co., Ltd. and Everbest International Capital Limited dated May 19, 2008, amended on September 17, 2008

4.7**	Letter of Appointment from Wealth Plan Investments Limited to Paker Technology Limited dated May 19, 2008

4.8**	Letter from Wealth Plan Investments Limited and Flagship Desun Shares Co., Limited to Paker Technology Limited dated May 19, 2008

4.9**	Series B Preferred Share Purchase Agreement among Paker Technology Limited, Xiande Li, Kangping Chen, Xianhua Li, Wealth Plan Investments Limited, Jiangxi Kinko Energy Co., Ltd., Flagship Desun Shares Co., Limited, Everbest International Capital Limited, SCGC Capital Holding Company Limited, CIVC Investment Ltd., Pitango Venture Capital Fund V, L.P. and Pitango Venture Capital Principals Fund V, L.P., TDR Investment Holdings Corporation, and New Goldensea (Hong Kong) Group Company Limited, and the Supplemental Agreement, both dated September 18, 2008

4.10**	Amended and Restated Shareholders Agreement among Paker Technology Limited, Xiande Li, Kangping Chen, Xianhua Li, Wealth Plan Investments Limited, Jiangxi Kinko Energy Co., Ltd., Flagship Desun Shares Co., Limited, Everbest International Capital Limited, SCGC Capital Holding Company Limited, CIVC Investment Ltd., Pitango Venture Capital Fund V, L.P. and Pitango Venture Capital Principals Fund V, L.P., TDR Investment Holdings Corporation, and New Goldensea (Hong Kong) Group Company Limited, dated September 18, 2008

4.11**	Shareholders Agreement among JinkoSolar Holding Co., Ltd., Xiande Li, Kangping Chen, Xianhua Li, Wealth Plan Investments Limited, Flagship Desun Shares Co., Limited, Everbest International Capital Limited, SCGC Capital Holding Company Limited, CIVC Investment Ltd., Pitango Venture Capital Fund V, L.P. and Pitango Venture Capital Principals Fund V, L.P., TDR Investment Holdings Corporation, and New Goldensea (Hong Kong) Group Company Limited, dated December 16, 2008, as amended

4.12**	Share Subscription Agreement among JinkoSolar Holding Co., Ltd., Paker Technology Limited, Jiangxi Jinko Solar Co., Ltd., Xiande Li, Kangping Chen, Xianhua Li, Wealth Plan Investments Limited, Flagship Desun Shares Co., Limited, Everbest International Capital Limited, SCGC Capital Holding Company Limited, CIVC Investment Ltd., Pitango Venture Capital Fund V, L.P. and Pitango Venture Capital Principals Fund V, L.P., TDR Investment Holdings Corporation, and New Goldensea (Hong Kong) Group Company Limited and the Supplemental Agreement, both dated December 11, 2008, as amended

Exhibit No.	Description
4.13**	Agreement among JinkoSolar Holding Co., Ltd., Paker Technology Limited, Xiande Li, Kangping Chen, Xianhua Li, Jiangxi Jinko Solar Co., Ltd., SCGC Capital Holding Company Limited, CIVC Investment Ltd., Pitango Venture Capital Fund V, L.P. and Pitango Venture Capital Principals Fund V, L.P., TDR Investment Holdings Corporation, and New Goldensea (Hong Kong) Group Company Limited, dated December 16, 2008

4.14**	English translation of Share Pledge Agreement among Xiande Li, Kangping Chen, Xianhua, Li and Paker Technology Limited, dated February 27, 2007

4.15**	Agreement between Xiande Li, Kangping Chen, Xianhua Li and Flagship Desun Shares Co., Limited dated July 22, 2009, as amended

4.16**	Amended and Restated Commitment Letter from Xiande Li, Kangping Chen and Xianhua Li to Series B Shareholders Regarding Adjustment of Share Percentage Based on the Year 2009 Net Earnings, dated June 22, 2009

4.17**	Commitment Letter from Xiande Li, Kangping Chen and Xianhua Li to Series B Investors Regarding Exhibit C-Disclosure Schedule of the Share Subscription Agreement, dated December 11, 2008

4.18**	Management Rights Letter issued by JinkoSolar Holding Co., Ltd. to Pitango Venture Capital Fund V, L.P. and Pitango Venture Capital Principals Fund V, L.P., dated December 16, 2008

4.19**	English translation of Share Subscription and Capital Increase Agreement between Jiangxi Desun Energy Co., Ltd. and Paker Technology Limited dated February 28, 2007

4.20**	Amendment Agreement among Xiande Li, Kangping Chen, Xianhua Li, SCGC Capital Holding Company Limited, CIVC Investment Ltd., Pitango Venture Capital Fund V, L.P. and Pitango Venture Capital Principals Fund V, L.P., TDR Investment Holdings Corporation, and New Goldensea (Hong Kong) Group Company Limited, dated June 22, 2009, as amended

4.21**	English translation of Share Transfer Agreement between Paker Technology Limited and New Energy International Ltd., dated June 20, 2009

4.22**	English translation of Share Transfer Agreement between Paker Technology Limited and Green Power Technology Co., Ltd., dated June 20, 2009

4.23**	English translation of Share Transfer Agreement between Jinko Solar Co., Ltd. and Haining Chaoda Warp Knitting Co., Ltd., dated June 27, 2009

5.1**	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant, regarding the validity of the ordinary shares being issued

5.2**	Opinion of Chen & Co. Law Firm regarding structure

8.1**	Opinion of Baker & McKenzie LLP regarding certain U.S. tax matters

8.2**	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.3**	Opinion of Baker & McKenzie LLP regarding certain Hong Kong tax matters

8.4	Opinion of Chen & Co. Law Firm regarding PRC tax matters

10.1**	2009 Long Term Incentive Plan, amended and restated as of January 25, 2010

10.2**	English translation of Plant Lease Agreement between Jinko Solar Co., Ltd. and Jiangxi Desun Energy Co., Ltd. dated January 1, 2008

10.4†**	Amended and Restated Supply Agreement between Jiangxi Jinko Solar Co., Ltd. and Hoku Materials, Inc. dated February 26, 2009, amended on November 25, 2009

Exhibit No.	Description
10.5†**

English translation of Purchase Contract between Jinko Solar Co., Ltd. and Wuxi Zhongcai Technological Co., Ltd. dated July 8, 2008, amended on January 7, 2009 and the Guarantee Contract dated July 10, 2008

10.6†**	English translation of Purchase Contract between Jinko Solar Co., Ltd. and Jiangsu Green Power PV Co., Ltd. dated September 18, 2008, amended on January 15, 2009 and August 27, 2009

10.8†**	English translation of Purchase Contract between Jinko Solar Co., Ltd. and Jiangyin Jetion Science and Technology Co., Ltd. dated September 15, 2008

10.9†**	English translation of Purchase Contract between Jinko Solar Co., Ltd. and Shanghai Alex New Energy Co., Ltd. dated July 12, 2008, amended on December 22 and December 28, 2008

10.10†**	Supply Agreement between Jiangxi Jinko Energy Co., Ltd. and Solland Solar Cells B.V. dated November 27, 2008

10.11†**	Sales Contract between Jiangxi Jinko Solar Co., Ltd. and Win-Korea Trading PTY., Ltd. dated December 13, 2008, amended on January 15 and April 29, 2009

10.15**	English translation of Loan Contract between Jinko Solar Co., Ltd. and Bank of China, dated February 2009

10.18**	English translation of Maximum Amount Pledge Contract between Jinko Solar Co., Ltd. and Agricultural Bank of China, dated January 13, 2009

10.20**	English translation of Mortgage Contract between Jinko Solar Co., Ltd. and Bank of China, dated February 2009

10.21†**	English translation of Form of Maximum Amount Guarantee Contract between the directors and Bank of China

10.24**	English translation of Purchase Contract between Jinko Solar Co., Ltd. and Shangrao Hexing Enterprise Co., Ltd. dated September 18, 2008, amended on October 27, 2008

10.27**	Form of Executive Service Agreement of Chief Financial Officer

10.28**	English translation of Form of Employment Agreement

10.29**	Form of Indemnification Agreement between the directors and the Registrant

10.30**	Form of Indemnification Agreement between the directors and Paker Technology Limited

10.35**	English translation of Loan Agreement between Jinko Solar Co., Ltd. and Jiangxi Heji Investment Co., Ltd. dated June 13, 2009

10.36**	English translation of Guarantee Agreement between Jinko Solar Co., Ltd. and Jiangxi International Trust Co., Ltd., dated May 31, 2009

10.37**	English translation of Loan Contract between Jinko Solar Co., Ltd. and Agricultural Bank of China dated June 25, 2009

10.38**	(a) English translation of Entrusted Loan Contract between Jinko Solar Co., Ltd. and Agricultural Bank of China, dated September 27, 2009

(b) English translation of Entrusted Loan Contract between Jinko Solar Co., Ltd. and Agricultural Bank of China, dated October 21, 2009

10.39†**	English translation of Maximum Amount Guarantee Agreement between the directors and Agricultural Bank of China

Exhibit No.	Description

10.40**	English translation of Loan Contract between Jinko Solar Co., Ltd. and Bank of China dated July 20, 2009

10.41**	English translation of Loan Contract between Jinko Solar Co., Ltd. and Bank of China dated October 21, 2009

10.42**

(a) English translation of Mortgage Contract between Jinko Solar Co., Ltd. and Bank of China, dated July 20, 2009

(b) English translation of Mortgage Contract between Jinko Solar Co., Ltd. and Bank of China, dated October 22, 2009

10.43†**	Strategy Cooperation Agreement between Jinko Solar Co., Ltd. and Upsolar Co., Limited, dated September 18, 2009, amended on January 23, 2010

10.45†**	Sales Representative Contract between Jinko Solar Co., Ltd. and Yonatan Sussman; Tzach Itzhak Dotan, dated October 19, 2009

10.46†**	English translation of Maximum Amount Guarantee Contract between Xiande Li and Bank of China dated October 13, 2009

10.47**	Sales Agreement between Zhejiang Jinko Solar Co., Ltd. and SOLART Systems/Solsmart BV, dated December 10, 2009

10.48†**	Co-Certification and Cooperation Contract between Jinko Solar Co., Ltd. and Visel Placas SL, dated December 24, 2009

10.49**	English translation of Fixed Assets Loan Contract between Jinko Solar Co., Ltd. and Bank of China, dated December 24, 2009

10.50**	English translation of Mortgage Contract between Jinko Solar Co., Ltd. and Bank of China, dated December 24, 2009

10.51†**	English translation of Sales Contract between Jinko Solar Co., Ltd. and Changzhou CuiBo Solar Technology Co., Ltd., dated January 18, 2010

10.52†**	Sales Contract between Jinko Solar Co., Ltd. and DIE Solar, dated January 5, 2010

10.53†**	Long Term Co-Operation Agreement and OEM Purchasing Contract for Solar Modules between Jinko Solar Co., Ltd. and ILB Helios AG and ILB Helios Spain S.A., dated January 15, 2010

10.54†**	Sales Contract between Zhejiang Jinko Solar Co., Ltd. and Erquan Technologie und Handels GmbH, dated September 25, 2009, amended on January 25, 2010

21.1**	Significant Subsidiaries of the Registrant

23.1**	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, independent registered public accounting firm

23.2**	Consent of Baker & McKenzie (included in Exhibits 8.1 and 8.3)

23.3**	Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.2)

23.4**	Consent of Chen & Co (included in Exhibits 5.2 and 8.4)

24.1**	Powers of Attorney (included on the signature page of this registration statement)

99.1**	Code of Business Conduct and Ethics

†	Confidential treatment has been requested for portions of this exhibit.
**	Filed previously.